Exhibit 23.1

Consent of the Independent Registered Certified Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Biospecifics Technologies Corp. on Form S-8 (No. 333-160583) of our report dated March 16, 2015, on our audit of the consolidated financial statements as of December 31, 2014 and for the year then ended, and the effectiveness of BioSpecifics Technologies Corp.'s internal control over financial reporting as of December 31, 2014, which reports are included in this Annual Report on Form 10-K.

/s/ EisnerAmper LLP

New York, New York
March 16, 2015